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                                                                      Exhibit 23


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 8, 2001, accompanying the consolidated financial statements of Kent Electronics Corporation and Subsidiaries as of March 31, 2001 and April 1, 2000, and for each of the three years in the period ended March 31, 2001, which is included in the Annual Report of Avnet, Inc. and Subsidiaries on Form 10-K for the year ended June 29, 2001. We hereby consent to the incorporation by reference of said report into Avnet, Inc.'s previously filed Registration Statements on Forms S-3 No. 333-58852 relating to common stock of Avnet, Inc. issuable in connection with the acquisition of Kent Electronics Corporation, No. 333-39530 relating to a shelf offering of securities of Avnet, Inc., No. 333-94957 relating to common stock of Avnet, Inc. issuable in connection with the acquisition of Eurotronics B.V. and No. 333-36970 relating to common stock of Avnet, Inc. issuable in connection with the acquisition of Savoir; and Forms S-8 No. 2-96800, No. 33-29475, No. 33-43855, No. 033-64765, No. 333-17271, No. 333-45735, No. 333-55806, No.
333-00129, No. 333-84671, No. 333-45267 and No. 333-89297 relating to common stock of Avnet, Inc. issuable under the 1984, 1988, 1990, 1995, 1996, 1997 and 1999 Stock Option Plans, the 1994 Avnet Incentive Stock Program, the Avnet Employee Stock Purchase Plan, the Avnet Deferred Compensation Plan and the Marshall Industries Stock Option Plans, respectively.


                                          /s/ GRANT THORNTON LLP


Houston, Texas
November 13, 2001